 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM  8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2017

INTELLINETICS, INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-31671	87-0613716
(State or other jurisdiction	(Commission File Number)	(I.R.S Employer
of incorporation)		Identification No.)

2190 Dividend Dr., Columbus, Ohio	43228
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (614) 388-8908

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth under Item 3.02 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 3.02 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

On January 31, 2017, Intellinetics, Inc. (the “Company”), entered into a note purchase agreement (the ”Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which it sold an aggregate principal amount of $158,000 in 12% Subordinated Convertible Notes (“Notes”), convertible into shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) at a conversion price of $0.65 per share (the “Offering”). The Company intends to use the net proceeds of the Offering for working capital and general corporate purposes.

The Notes, together with any accrued and unpaid interest, become due and payable on December 31, 2018 (the “Maturity Date”). Interest on the Notes will accrue at the rate of 12% per annum, of which (i) 6% shall be payable quarterly in cash in arrears on the first day of each quarter, and (ii) 6% per annum (the “Deferred Interest Amount”), which shall accrue and become due on the Maturity Date. If any quarterly interest payment is not made by its payment date, then the Deferred Interest Amount for such quarterly interest payment shall increase from 6% to 8%. Any amounts remaining outstanding after the Maturity Date will accrue interest at the rate of 14% per annum. The Notes will be convertible into Common Stock at a conversion price of $0.65 per share at the discretion of the holder, with special provisions applying to any holder whose conversion would result in the holder beneficially owning more than 4.99% of the Company’s Common Stock. The Company will provide the Note holders with limited piggyback registration rights with respect to the resale of the Common Stock into which the Notes may be converted. The form of the Notes is incorporated as Exhibit 10.2 to this Report, and the summary description of the terms of the Notes contained herein is qualified in its entirety by reference to Exhibit 10.2.

The Company retained Taglich Brothers, Inc. (the “Placement Agent”) as the exclusive placement agent for the Offering. In connection with the Offering, the Company paid the Placement Agent a cash payment of $12,640, which represented an 8% commission of the gross proceeds received in this closing. The Company also reimbursed the Placement Agent for reasonable out of pocket expenses, FINRA filing fees and related legal fees in an amount of up to $30,000 (which reimbursement amount represents the total amount for all the financings conducted in December 2016 and January 2017, some of which were previously disclosed on a prior Current Report on Form 8-K). In addition, the Placement Agent earned warrants to purchase 19,446 shares of Common Stock, which represented 8% of the shares of Common Stock into which the Notes sold in this closing of the Offering are convertible (the “Placement Agent Warrants”), which have an exercise price of $0.75 per share, will be exercisable for a period of five years, contain customary cashless exercise and anti-dilution protection and are entitled to limited piggyback registration rights. The Placement Agent has certain material relationships with the Company: Robert Schroeder is a Director of the Company and also the Vice President of Investment Banking at the Placement Agent; Michael Taglich is a beneficial owner of more than 10% of the Company’s Common Stock and also the Co-Founder, President & Chairman of the Placement Agent; and Robert Taglich is a beneficial owner of more than 10% of the Company’s Common Stock and also the Co-Founder and Managing Director of the Placement Agent.

The Notes sold in the Offering were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. The Investors are “accredited investors” as such term is defined in Regulation D promulgated under the Securities Act.   This Current Report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such securities contain a legend stating the same.

To date, the Company has issued an aggregate of $1.25 million in Notes for aggregate cash proceeds of $1.025 million and the exchange of $225,000 principal face amount of promissory notes previously issued by the Company.

The foregoing descriptions of the Purchase Agreement, Notes, and Placement Agent Warrants are qualified in their entirety by reference to the full text of the Purchase Agreement, Notes, and Placement Agent Warrants, each of which is incorporated by reference as exhibits 10.1-10.3, respectively, hereto.

Item 8.01	Other Events

On February 2, 2017, the Company issued a press release announcing the completion of the convertible debt financing set forth above under Item 3.02 of this Current Report on 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Name of Exhibit
10.1	Form of Note Purchase Agreement, dated January 31, 2017 (included as Exhibit 10.1 to the Current Report on 8-K filed on January 6, 2017).
10.2	Form of 12% Subordinated Convertible Notes, dated January 31, 2017 (included as Exhibit 10.2 to the Current Report on 8-K filed on January 6, 2017).
10.3	Form of Placement Agent Warrants, dated January 31, 2017 (included as Exhibit 10.3 to the Current Report on 8-K filed on January 6, 2017).
99.1	Press release issued by Intellinetics, Inc., on February 2, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLINETICS, INC.

	By:	/s/ Matthew L. Chretien
Matthew L. Chretien
President and Chief Executive Officer

Dated: February 2, 2017